Exhibit 10.1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS A LENDER AND AS AGENT)

PNC BANK CANADA BRANCH
(AS CANADIAN LENDER)

WITH

SMTC CORPORATION
SMTC MANUFACTURING CORPORATION OF CALIFORNIA
SMTC MANUFACTURING CORPORATION OF CANADA
SMTC MEX HOLDINGS, INC.
ZF ARRAY TECHNOLOGY, INCORPORATED
HTM HOLDINGS, INC.
(AS BORROWERS)

September 14, 2011

TABLE OF CONTENTS

I.		DEFINITIONS.	1

	1.1.	Accounting Terms	1
	1.2.	General Terms	1
	1.3.	Uniform Commercial Code Terms	29
	1.4.	Certain Matters of Construction.	29
	1.5.	Fiscal Year End	31

II.		ADVANCES, PAYMENTS.	31

	2.1.	Revolving Advances.	31
	2.2.	Procedure for Revolving Advances Borrowing.	34
	2.3.	Disbursement of Advance Proceeds	36
	2.4.	Reserved.	37
	2.5.	Maximum Advances	37
	2.6.	Repayment of Advances.	37
	2.7.	Repayment of Excess Advances	38
	2.8.	Statement of Account	38
	2.9.	Letters of Credit	38
	2.10.	Issuance of Letters of Credit.	39
	2.11.	Requirements For Issuance of Letters of Credit.	39
	2.12.	Disbursements, Reimbursement.	40
	2.13.	Repayment of Participation Advances.	41
	2.14.	Documentation	42
	2.15.	Determination to Honor Drawing Request	42
	2.16.	Nature of Participation and Reimbursement Obligations	42
	2.17.	Indemnity	43
	2.18.	Liability for Acts and Omissions	44
	2.19.	Additional Payments	45
	2.20.	Manner of Borrowing and Payment.	45
	2.21.	Mandatory Prepayments	47
	2.22.	Use of Proceeds.	47
	2.23.	Defaulting Lender.	47

III.		INTEREST AND FEES.	48

	3.1.	Interest.	48
	3.2.	Letter of Credit Fees.	49
	3.3.	Closing Fee and Facility Fee.	50
	3.4.	Collateral Evaluation Fee and Collateral Monitoring Fee.	51
	3.5.	Computation of Interest and Fees	51
	3.6.	Maximum Charges	51
	3.7.	Increased Costs	52
	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	52
	3.9.	Capital Adequacy.	53

i

	3.10.	Gross Up for Taxes	54
	3.11.	Withholding Tax Exemption.	54

IV.		COLLATERAL: GENERAL TERMS	57

	4.1.	Security Interest in the Collateral.	57
	4.2.	Perfection of Security Interest	57
	4.3.	Disposition of Collateral	58
	4.4.	Preservation of Collateral	58
	4.5.	Ownership of Collateral.	58
	4.6.	Defense of Agent’s and Lenders’ Interests	59
	4.7.	Books and Records	59
	4.8.	Financial Disclosure	60
	4.9.	Compliance with Laws	60
	4.10.	Inspection of Premises	60
	4.11.	Insurance	60
	4.12.	Failure to Pay Insurance	61
	4.13.	Payment of Taxes	61
	4.14.	Payment of Leasehold Obligations	61
	4.15.	Receivables.	62
	4.16.	Inventory	64
	4.17.	Maintenance of Equipment	64
	4.18.	Exculpation of Liability	65
	4.19.	Environmental Matters.	65
	4.20.	Financing Statements	67
	4.21.	Appraisals	67

V.		REPRESENTATIONS AND WARRANTIES.	67

	5.1.	Authority	67
	5.2.	Formation and Qualification.	68
	5.3.	Survival of Representations and Warranties	68
	5.4.	Tax Returns	68
	5.5.	Financial Statements.	69
	5.6.	Entity Names	69
	5.7.	O.S.H.A	70
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	70
	5.9.	Patents, Trademarks, Copyrights and Licenses	72
	5.10.	Licenses and Permits	72
	5.11.	Default of Indebtedness	73
	5.12.	No Default	73
	5.13.	No Burdensome Restrictions	73
	5.14.	No Labor Disputes	73
	5.15.	Margin Regulations	73
	5.16.	Investment Company Act	73
	5.17.	Disclosure	73
	5.18.	Delivery of Acquisition Agreement	74
	5.19.	Swaps	74
	5.20.	Conflicting Agreements	74

	5.21.	Application of Certain Laws and Regulations	74
	5.22.	Business and Property of Borrowers	74
	5.23.	Section 20 Subsidiaries	74
	5.24.	Anti-Terrorism Laws.	74
	5.25.	Trading with the Enemy	75
	5.26.	Federal Securities Laws	75
	5.27.	Equity Interests	75
	5.28.	Canadian Union Plans	76
	5.29.	Material Contracts	76
	5.30.	Commercial Tort Claims	76
	5.31.	Letter of Credit Rights	76

VI.		AFFIRMATIVE COVENANTS.	76

	6.1.	Payment of Fees	76
	6.2.	Conduct of Business and Maintenance of Existence and Assets	76
	6.3.	Violations	76
	6.4.	Government Receivables	77
	6.5.	Financial Covenants.	77
	6.6.	Execution of Supplemental Instruments	77
	6.7.	Payment of Indebtedness	77
	6.8.	Standards of Financial Statements	78
	6.9.	Federal Securities Laws	78
	6.10.	Exercise of Rights	78
	6.11.	Canadian Pension Plans and Canadian Benefit Plans	78
	6.12.	Post Closing Conditions	78

VII.		NEGATIVE COVENANTS.	78

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets.	78
	7.2.	Creation of Liens	79
	7.3.	Guarantees	79
	7.4.	Investments	79
	7.5.	Loans	79
	7.6.	Capital Expenditures	79
	7.7.	Dividends	79
	7.8.	Indebtedness	80
	7.9.	Nature of Business	80
	7.10.	Transactions with Affiliates	80
	7.11.	Leases	80
	7.12.	Subsidiaries.	80
	7.13.	Fiscal Year and Accounting Changes	81
	7.14.	Pledge of Credit	81
	7.15.	Amendment of Articles of Incorporation and By-Laws	81
	7.16.	Compliance with ERISA and Canadian Pension Laws.	81
	7.17.	Prepayment of Indebtedness	82
	7.18.	Anti-Terrorism Laws	82
	7.19.	Trading with the Enemy Act	82
	7.20.	Reserved.	82

	7.21.	Other Agreements	82
	7.22.	Inactive Entities	82

VIII.		CONDITIONS PRECEDENT.	83

	8.1.	Conditions to Initial Advances	83
	8.2.	Conditions to Each Advance	86

IX.		INFORMATION AS TO BORROWERS.	87

	9.1.	Disclosure of Material Matters	87
	9.2.	Schedules	87
	9.3.	Environmental Reports	87
	9.4.	Litigation	88
	9.5.	Material Occurrences	88
	9.6.	Government Receivables	88
	9.7.	Annual Financial Statements	88
	9.8.	Quarterly Financial Statements	89
	9.9.	Monthly Financial Statements	89
	9.10.	Other Reports	89
	9.11.	Additional Information	89
	9.12.	Projected Operating Budget	89
	9.13.	Variances From Operating Budget	90
	9.14.	Notice of Suits, Adverse Events	90
	9.15.	ERISA Notices and Requests	90
	9.16.	Additional Documents	91

X.		EVENTS OF DEFAULT.	91

	10.1.	Nonpayment	91
	10.2.	Breach of Representation	91
	10.3.	Financial Information	91
	10.4.	Judicial Actions	91
	10.5.	Noncompliance	91
	10.6.	Judgments	92
	10.7.	Bankruptcy	92
	10.8.	Inability to Pay	92
	10.9.	Reserved.	92
	10.10.	Lien Priority	92
	10.11.	Reserved.	92
	10.12.	Cross Default	92
	10.13.	Breach of Guaranty	92
	10.14.	Change of Control	93
	10.15.	Invalidity	93
	10.16.	Licenses	93
	10.17.	Seizures	93
	10.18.	Pension Plans	93
	10.19.	Operations	93
	10.20.	Intercreditor Default	94
	10.21.	EDC Default	94

XI.		LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.	94

	11.1.	Rights and Remedies.	94
	11.2.	Agent’s Discretion	96
	11.3.	Setoff	96
	11.4.	Rights and Remedies not Exclusive	96
	11.5.	Allocation of Payments After Event of Default	97

XII.		WAIVERS AND JUDICIAL PROCEEDINGS.	97

	12.1.	Waiver of Notice	97
	12.2.	Delay	98
	12.3.	Jury Waiver	98

XIII.		EFFECTIVE DATE AND TERMINATION.	98

	13.1.	Term	98
	13.2.	Termination	98

XIV.		REGARDING AGENT.	99

	14.1.	Appointment	99
	14.2.	Nature of Duties	99
	14.3.	Lack of Reliance on Agent and Resignation.	100
	14.4.	Certain Rights of Agent	100
	14.5.	Reliance	101
	14.6.	Notice of Default	101
	14.7.	Indemnification	101
	14.8.	Agent in its Individual Capacity	101
	14.9.	Delivery of Documents	101
	14.10.	Borrowers’ Undertaking to Agent	102
	14.11.	No Reliance on Agent’s Customer Identification Program	102
	14.12.	Other Agreements	102

XV.		BORROWING AGENCY.	102

	15.1.	Borrowing Agency Provisions; Several Nature of Canadian Borrower.	102
	15.2.	Waiver of Subrogation	103
	15.3.	Limitation on Liability of Canadian Borrowers	103

XVI.		MISCELLANEOUS.	103

	16.1.	Governing Law	103
	16.2.	Entire Understanding.	104
	16.3.	Successors and Assigns; Participations; New Lenders.	106
	16.4.	Application of Payments	108
	16.5.	Indemnity	108
	16.6.	Currency Indemnity	109
	16.7.	Notice	110
	16.8.	Survival	112
	16.9.	Severability	112
	16.10.	Expenses	112
	16.11.	Injunctive Relief	112

v

16.12.	Consequential Damages	112
16.13.	Captions	113
16.14.	Counterparts; Facsimile Signatures	113
16.15.	Construction	113
16.16.	Confidentiality; Sharing Information	113
16.17.	Publicity	114
16.18.	Certifications From Banks and Participants; USA PATRIOT Act	114

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1-F	Revolving Credit Note (US Borrowers)
Exhibit 2.1-F	Revolving Credit Note (Canadian Borrower)
Exhibit 5.6(b)	Projections
Exhibit 8.1(i)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Locations
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 4.19A	Leased Interests
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.5	Financial Statements
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation; Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.27	Equity Interests
Schedule 5.29	Material Contracts
Schedule 7.3	Guarantees

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of September 14, 2011 among SMTC CORPORATION, a corporation organized under the laws of the State of Delaware (“SMTC”), SMTC MANUFACTURING CORPORATION OF CALIFORNIA, a corporation organized under the laws of the State of California (“SMTC California”), SMTC MEX HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“SMTC Mex”), ZF ARRAY TECHNOLOGY, INCORPORATED, a corporation organized under the laws of the State of Delaware (“ZF Array”), HTM HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“HTM” and together with SMTC, SMTC California, SMTC Mex and ZF Array each a “US Borrower” and collectively the “US Borrowers”), SMTC MANUFACTURING CORPORATION OF CANADA, a corporation organized under the laws of the Province of Ontario (“Canadian Borrower” and together with US Borrowers and each other Person joined hereto as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”),  PNC BANK CANADA BRANCH (the “Canadian Lender”), the other financial institutions which are now or which hereafter become a party hereto (each individually a “Lender” and collectively with Canadian Lender, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended  January 2, 2011.

1.2. General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition Agreement” shall mean the Stock Purchase Agreement, including all exhibits and schedules thereto, dated as of August 29, 2011 between Sellers, as sellers, and SMTC, as buyer.

“Advance Rates” shall have the meaning set forth in Section 2.1(c)(y)(iii).

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Canadian Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the higher of (i) the interest rate per annum established from time to time by Canadian Lender at its Toronto, Canada office as its prime rate of interest for loans in Canadian Dollars to Canadian Borrowers, in effect on such date and (ii) the sum of the one month CDOR Rate in effect on such day plus one and one half of one percent (1.50%).

“Alternate U.S. Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Availability Reserve” shall mean an amount equal to $2,000,000; provided, however, that upon delivery to Agent of evidence that the EDC Loan has been paid in full, the “Availability Reserve” shall mean an amount equal to $0.00.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean SMTC.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the Chief Executive Officer, Chief Financial Officer or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Borrowing Group” shall mean, as the context indicates, the US Borrowers taken as a whole and/or Canadian Borrower.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and Toronto, Ontario and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Base Rate Loans” shall mean any Revolving Advance made to Canadian Borrower that bears interest based upon the Alternate Canadian Base Rate.

“Canadian Benefit Plans” shall mean any plan, fund, program, or policy, whether or not written, formal or informal, funded or unfunded, insured or uninsured, providing benefits including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits under which any Borrower has any liability with respect to any employees or former employees, arising from employment in Canada, but excluding any Canadian Pension Plan and any Canadian Union Plan.

“Canadian Blocked Accounts” shall mean any lockbox account, dominion account or other “blocked account” of a Borrower which are established at a Blocked Account Bank in Canada.

 “Canadian Borrower” shall mean SMTC Manufacturing Corporation of Canada.

“Canadian CDOR Rate Loans” shall mean any Revolving Advance to Canadian Borrower that bears interest at the CDOR Rate.

“Canadian Dollar” shall mean lawful money of Canada.

“Canadian Formula Amount” shall have the meaning set forth in Section 2.1(c) hereof.

“Canadian Guarantor” shall mean SMTC Nova Scotia Company, a company organized under the laws of the Province of Nova Scotia.

“Canadian Inventory Advance Rate” shall have the meaning set forth in Section 2.1(c)(y)(iii) hereof.

“Canadian Lender” shall mean PNC Bank Canada Branch.

“Canadian Obligations” shall mean the aggregate of (a) the Obligations of Canadian Borrower and (b) the Obligations of the Guarantors, to the extent they relate to the Obligations of Canadian Borrower, each as they may exist from time to time.

“Canadian Payment Office” shall mean initially The Exchange Tower, 130 King Street West, Suite 2140 P.O. Box 462, Toronto, Ontario M5X 1E4; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Canadian Lender to be the Canadian Payment Office.

“Canadian Pension Event” shall mean (a) the termination or wind-up in whole or in part of any Canadian Pension Plan that contains a defined benefit provision or the institution of proceedings by any Governmental Body to terminate or wind-up in whole or in part or have a trustee or a replacement administrator appointed to administer a Canadian Pension Plan that contains a defined benefit provision, (b) the occurrence of an event under the Income Tax Act (Canada) that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (c) the taking of any action with respect to any Canadian Pension Plan which could reasonably be expected to result in any material liability of a Borrower, (d) receipt by a Borrower of any order or notice of intention to issue an order from the applicable pension standards regulator or similar Governmental Body that could reasonably be expected to affect the registered status or cause the termination or wind-up (in whole or in part) of any Canadian Pension Plan that contains a defined benefit provision, (e) the receipt of notice by the administrator or the funding agent of any failure to remit contributions to a Canadian Pension Plan, (f) the adoption of any amendment to a Canadian Pension Plan that would require the provision of security pursuant to Applicable Law, or (g) any other extraordinary event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in a Lien or any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Canadian Pension Plans” shall mean a pension plan or plan that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of the Pension Benefits Act (Ontario), or any similar pension benefits standards legislation in any Canadian jurisdiction, each as amended from time to time (or any successor statute), and which is maintained or contributed to by, or to which there is or may be an obligation to contribute by any Borrower in respect of its employees or former employees, arising from employment in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec and does not include any Canadian Union Plans.

“Canadian Receivables Advance Rates” shall have the meaning set forth in Section 2.1(c)(y)(i) hereof.

“Canadian Security Agreements” shall mean and include any security documents executed and or delivered by Canadian Borrower to Agent.

“Canadian Union Plans” means any and all pension and other benefit plans for the benefit of employees or former employees, arising from employment in Canada, of any Borrower that are not maintained, sponsored or administered solely by such Borrower, but to which such Borrower is or was required to contribute pursuant to a collective agreement or participation agreement.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease which obligations are required to be classified and accounted for as capital leases for financial reporting purposes in accordance with GAAP.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 12:00 p.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Agent, as of 12:00 p.m. on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following (a) the adoption or taking effect of any Applicable Law (including any Applicable Laws that were enacted before the Closing Date but are taking effect after the Closing Date), (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law) , in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) 100% of the Equity Interests of HTM, SMTC Holdings, ZF Array and Canadian Guarantor are no longer owned directly (on a fully diluted basis) by SMTC; (b) 100% of the Equity Interests of SMTC California and SMTC Mex are no longer owned directly (on a fully diluted basis) by HTM; (c) 100% of the Equity Interests of Canadian Borrower are no longer owned directly (on a fully diluted basis) by Canadian Guarantor; (d) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) 35% or more of the voting Equity Interests of SMTC, (c) during any period of 12 consecutive months, a majority of the members of the board of directors of SMTC cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board, (d) any merger or consolidation by, or sale of substantially all of the property or assets of, any Borrower or Guarantor, or (e) any merger, consolidation or sale of substantially all of the property or assets of any Borrower unless any Borrower is merged or consolidated with and into another US Borrower or such sale of property or assets is to another Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, goods and services, sales, use, ad valorem, employer health, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, Canada Pension Plan and provincial pension plan contributions, worker’s compensation premiums, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Borrower.

“Closing Date” shall mean September 22, 2011 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Domestic Subsidiary Stock and 65% of the Equity Interests of Canadian Guarantor, Canadian Borrower and Mexican Subsidiary Stock (collectively, the “Pledged Equity”);

(g) all of each Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and

(i) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by the Chief Financial Officer or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state, provincial, municipal and local Environmental Laws, or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents or the Acquisition Agreement, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

 “Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Currency Due” shall have the meaning set forth in Section 16.6 hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Daily  LIBOR  Rate”  shall  mean,  for  any  day, the rate per annum determined  by  the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00, minus the Reserve Percentage.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder, plus (b) accrued but unpaid interest on account of Eurodollar Rate Loans, plus (c) to the extent not already deducted in the calculation of EBITDA, all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including any Earnout Payments).

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate U.S. Base Rate.

“Domestic Subsidiary Stock” shall mean all of the issued and outstanding shares of the Equity Interests of HTM, SMTC Holdings, SMTC Mex, ZF Array, SMTC California and any other US Borrowers.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains or losses and any gains from purchase accounting adjustments related to ZF Array, if any), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state, provincial and local taxes.

“Earnout Payments” means the Contingent Payments (as defined in the Acquisition Agreement) as described in Schedule 2(c) of the Acquisition Agreement.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) cash restructuring charges incurred during the months of October, November and December of 2011 in an amount not to exceed $1,500,000 for any one month, plus (v) additional future restructuring charges, if any, agreed to in writing by Agent.

“EDC” shall mean Export Development Canada.

“EDC Loan” shall mean the term loan in the amount of $8,027,500 made by EDC to SMTC Mex and SMTC Massachusetts, pursuant to the terms of the EDC Loan Agreements.

“EDC Loan Agreements” shall mean that certain Third Amended and Restated US Loan Agreement by and between Export Development Canada, as lender and as agent, and SMTC Mex, as borrower, all notes, agreements and documents executed in connection therewith, in each case as amended, restated or modified from time to time.

“Eligible Canadian Inventory” shall mean and include Inventory, excluding work in process, with respect to Canadian Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Canadian Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (ii) is in transit; (iii) is located outside of Canada or in Quebec or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory; (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; or (viii) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Canadian Receivables” shall mean and include with respect to Canadian Borrower, the invoice amount, net of all goods and services, harmonized taxes and sales taxes

(which shall be the US Dollar Equivalent at such time of any amount denominated in currency other than Dollars) owing on each account of such Person (after deducting any credit balance, returns, trade discounts, unapplied cash, unbilled amounts or retention or finance charges), of each Receivable of Canadian Borrower, arising in the Ordinary Course of Business (which are not rendered ineligible by any of the criteria contained in this definition) and which Agent, in its Permitted Discretion, shall deem to be an Eligible Canadian Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable of Canadian Borrower shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Canadian Receivable if:

(a) it arises out of a sale made by Canadian Borrower to an Affiliate of Canadian Borrower or to a Person controlled by an Affiliate of Canadian Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Canadian Receivables hereunder.  Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, receiver and manager, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any Canadian bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside Canada or the United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion, or such Receivable is subject to credit insurance acceptable to Agent;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Reserved.

(i) the Customer is the federal government of Canada, the government of any province or territory of Canada or any department, agency or instrumentality of any of them, unless Canadian Borrower assigns its right to payment of such Receivable to Agent pursuant to the Financial Administration Act (Canada) or has otherwise complied with other applicable statutes or ordinances (if any);

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Canadian Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) Reserved.

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason (but only to the extent of such offset, deduction, defense, dispute, counterclaim or contingency);

(m) Canadian Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed in writing or Canadian Borrower has knowledge of such dispute;

(o) such Receivable is not payable to Canadian Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in its Permitted Discretion.

“Eligible US Inventory” shall mean and include Inventory, excluding work in process, with respect to each US Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible US Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, (iii) is located outside of the continental United States of America or Mexico or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; or (viii) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible US Receivables” shall mean and include with respect to each US Borrower, each Receivable of such US Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible US Receivable, based on such considerations as Agent may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible US Receivable if:

(a) it arises out of a sale made by any US Borrower to an Affiliate of any US Borrower or to a Person controlled by an Affiliate of any US Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible US Receivables hereunder.  Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state, federal or Canadian bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion, or such Receivable is subject to credit insurance acceptable to Agent;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Reserved.

(i) the Customer is the United States of America, any state, the federal government of Canada, the government of any province or territory of Canada or any department, agency or instrumentality of any of them, unless the applicable US Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or has otherwise complied with other applicable statutes or ordinances (if any);

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable US Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) Reserved.

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of a US Borrower or the Receivable is contingent in any respect or for any reason (but only to the extent of such offset, deduction, defense, dispute, counterclaim or contingency);

(m) the applicable US Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed in writing or if such Borrower has knowledge of such dispute;

(o) such Receivable is not payable to a US Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, Canadian, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, unlimited liability member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), except for the exchangeable shares of SMTC Canada which are held by SMTC Nova Scotia.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
Eurodollar Rate =	1.00 - Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided, however; that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions made during such period) and dividends made during such period, minus cash taxes paid during such period to (b) all Debt Payments made during such period.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, subject to Section 1.1 hereof.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, industrial designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17 hereof.

“Governmental Body” shall mean any nation or government, any state, provincial or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross-Up Payments” shall have the meaning set forth in Section 3.10 hereof.

“Guarantor” shall mean each of SMTC Holdings, Canadian Guarantor, SMTC de Chihuahua, Radio Componentes, SMTC Massachusetts, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor.

“Guaranty” shall mean any guaranty of any US Borrower or Canadian Borrower, as applicable, executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws or Canadian and provincial laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean the liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge or Lender-Provided Other Hedge.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, industrial design, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement between Agent and EDC dated as of the Closing Date.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan or Canadian CDOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, futures contracts, commodities accounts and futures accounts.

“ISP99 Rules” shall have the meaning set forth in Section 2.10(b) hereof.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Judgment Currency” shall have the meaning set forth in Section 16.6 hereof.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to, and as lessee, of the premises identified on Schedule 4.19(A) hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.23(a) hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner and (ii) is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Lender-Provided Other Hedge” shall mean an Other Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Other Hedge (i) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (ii) is entered into for hedging (rather than speculative) purposes.  The liabilities of any Borrower to the provider of any Lender-Provided Other Hedge shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

 “Letter of Credit Application” shall have the meaning set forth in Section 2.10(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean (i) with respect to US Borrowers, an amount equal to $5,000,000 and (ii) with respect to Canadian Borrower, an amount equal to $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, title retention right, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of any Borrower or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect.

“Maximum Canadian Revolving Advance Amount” shall mean $45,000,000 less the aggregate outstanding Revolving Advance to US Borrowers.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Loan Amount” shall mean $45,000,000.

“Maximum Revolving Advance Amount” shall mean $45,000,000; provided, however, that when such term is used with respect solely to US Borrowers it shall mean the Maximum US Revolving Advance Amount and when used with respect solely to Canadian Borrower it shall mean the Maximum Canadian Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum US Revolving Advance Amount” shall mean $45,000,000 less the aggregate outstanding Revolving Advance to Canadian Borrower.

“Mexican Security Agreements” shall mean and include any security documents executed and or delivered by SMTC Mex, SMTC de Chihuahua, or Radio Componentes to Agent.

“Mexican Subsidiary Stock” shall mean all of the issued and outstanding shares of the Equity Interests of SMTC de Chihuahua and Radio Componentes.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five (5) years, were required, by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Non-Defaulting Lender” shall have the meaning set forth in Section 2.23(b) hereof.

“Note” shall mean, collectively, the Revolving Credit Notes.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances) debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Order” shall have the meaning set forth in Section 2.18 hereof.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

 “Other Documents” shall mean the Note, the Perfection Certificates, the Pledge Agreements, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Other Hedge, the Intercreditor Agreement, the Canadian Security Agreements, the Mexican Security Agreements, any other foreign security agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Hedge” shall mean any foreign exchange, currency swap or other similar arrangements designed to protect against fluctuations in currency values.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by Borrowers and Guarantors and delivered to Agent.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Borrower or any entity which was at such time a member of the Controlled Group.

“Permitted Discretion” shall mean, with respect to Agent, the exercise in good faith of its reasonable business judgment from the perspective of an asset based lender.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under employment or unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any

Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s, construction or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets, including but not limited to zoning restrictions, easements, licenses and covenants, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets or which do not materially impair the use thereof in the operation of any Borrower’s business; (j) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses entered into by any Borrower in the Ordinary Course of Business and (k) Liens disclosed on Schedule 1.2, but, for greater certainty, a “Permitted Encumbrance” shall not include a Lien or statutory deemed trust in respect of or arising in connection with a Canadian Pension Plan or Canadian Union Plan.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA that is a Pension Benefit Plan, a Multiemployer Plan, or a welfare plan which provides self insured benefits and that is maintained by any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any member of the Controlled Group, but excluding any Canadian Benefit Plan, Canadian Pension Plan or Canadian Union Plan.

“Pledge Agreements” shall mean, collectively, that certain Collateral Pledge Agreement executed by (i) SMTC pledging the Equity Interests of HTM, SMTC Holdings, and Canadian Guarantor; (ii) HTM pledging the Equity Interests of SMTC California and SMTC Massachusetts; (iii) SMTC Mex pledging the Equity Interests of SMTC de Chihuahua; (iv) SMTC de Chihuahua pledging the Equity Interests of Radio Componentes; (v) Canadian Guarantor pledging the Equity Interests of Canadian Borrower; and (vi) Canadian Borrower pledging the Equity Interests of SMTC Mexico, S.A. de C.V., in each case dated as of the Closing Date, and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Quebec, as amended, supplemented, restated and superseded, or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean (a) the full amount of the liabilities of any Borrower which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under federal, provincial, state, county, district, municipal, local or foreign law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes, amounts payable to an insolvency administrator, employee withholdings or deductions, vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, lien hypothec or charge has been or may be imposed and (b) if a Default or Event of Default occurs and is continuing which, in Agent’s sole judgment, exercised in a commercially reasonable manner, is not capable of cure, the amount equal to the aggregate value of the Inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from either Eligible US Inventory or Eligible Canadian Inventory as applicable, the amount owing to the supplier shall not be considered a Priority Payable).

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness could not reasonably be expected to have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Published  Rate”  shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the  caption  “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Agent in its reasonable discretion).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Radio Componentes” shall mean Radio Componentes de Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.

 “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receiver” shall have the meaning set forth in Section 11.1(c) hereof.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA or the regulations promulgated thereunder, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA have been waived.

“Required Lenders” shall mean Lenders holding at least sixty six and two-thirds percent (66-2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty six and two-thirds percent (66-2/3%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Domestic Rate Loans to US Borrowers, an interest rate per annum equal to the Alternate U.S. Base Rate, (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of two and one-half of one percent (2.50%) plus the Eurodollar Rate, (c) with respect to Canadian Base Rate Loans, an interest rate per annum equal to the Alternate Canadian Base Rate, (d) with respect to Canadian CDOR Rate Loans, an interest rate per annum equal to the sum of the one and three-quarters of one percent (1.75%) plus the CDOR Rate, and (e) with respect to Domestic Rate Loans to the Canadian Borrower, an interest rate per annum equal to the Alternate U.S. Base Rate plus one-quarter of one percent (.25%).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers” shall mean, collectively, Robert E. Zinn and Freiberger-Campuzano Family Trust Under Agreement dated September 27, 1991.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“SMTC de Chihuahua” shall mean SMTC de Chihuahua, S.A. de C.V., a corporation organized under the laws of Mexico.

“SMTC Holdings” shall mean SMTC Holdings, LLC, a limited liability company organized under the laws of the State of Delaware.

“SMTC Massachusetts” shall mean SMTC Manufacturing Corporation of Massachusetts, a corporation organized under the laws of the Commonwealth of Massachusetts.

 “Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition (a) which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that is reasonably expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws or Canadian or provincial laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“UCP” shall have the meaning set forth in Section 2.10(b) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances, plus (ii) all amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days beyond their original due date, plus (iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“US Borrowers” shall have meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

"US Dollar Equivalent" shall mean, at the date of determination, the amount of Dollars that the Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date.

“US Formula Amount” shall have the meaning set forth in Section 2.1(b).

 “US Inventory Advance Rate” shall have the meaning set forth in Section 2.1(b)(y)(iii) hereof.

“US Obligations” shall mean the aggregate of the Obligations of each of the US Borrowers as they may exist from time to time other than the Canadian Obligations.

“US Receivables Advance Rate” shall have the meaning set forth in Section 2.1(b)(y)(i)  hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. All terms used herein and defined in the PPSA (in respect of Collateral located in Canada) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the PPSA, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction.

(a) General.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained after due inquiry, as may be necessary of the employees or agents of such

Borrower reasonably expected to have actual knowledge of the fact or matter in question.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

(b) Canadian Terms.  In this Agreement, (i) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act (Ontario), the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent, (ii) all references in this Agreement to “Article 8 of the Code” or “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario)), (iii) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office, (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada, (vii) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian law, and (viii) all calculations of Dollar amounts which utilize amounts expressed in Canadian Dollars shall be made using the US Dollar Equivalent of such Canadian Dollar amounts in a manner reasonably calculated by the Agent.

1.5. Fiscal Year End.  For purposes hereunder, whenever a provision of this Agreement refers to a quarter ending March 31, June 30, September 30 or December 31 or a fiscal year ending December 31, such references shall mean the actual date closest to such date which corresponds with the end of Borrowers’ quarter end or fiscal year based on Borrowers’ accounting cycle, which is a 4-4-5 accounting cycle.

II. ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Sections 2.1(b), (c),  (d),  (e),  (f) and (g), each Lender, severally and not jointly, will make  Revolving  Advances  to  Borrowers in Dollars, and in the case of the Canadian  Lender  to  the  Canadian Borrower, also in Canadian Dollars,  in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage  of the lesser of (x) the Maximum Revolving Advance Amount minus the  aggregate Maximum Undrawn Amount of all issued and outstanding Letters of  Credit  and  (y) the Formula Amount.  The “Formula Amount” shall at all times be  an  amount  equal  to  the  Dollar  Equivalent of the sum of the following:

(i) up to 90%, subject to adjustment pursuant to the provisions of Sections 2.1(d) and (g) hereof (“Receivables Advance Rate”), of Eligible US Receivables and Eligible Canadian Receivables, plus

(ii) up to the lesser of (A) 40%, subject to the provisions of Sections 2.1(b), (c), (d) and (g) hereof, of the value of the Eligible Canadian Inventory and Eligible US Inventory consisting of raw materials or (B) 85% of the appraised net orderly liquidation value of Eligible Canadian Inventory and Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Raw Materials Inventory Advance Rate”), plus

(iii) up to the lesser of (A) 60%, subject to the provisions of Sections 2.1(b), (c), (d) and (g) hereof, of the value of the Eligible Canadian Inventory and Eligible US Inventory consisting of finished goods or (B) 85% of the appraised net orderly liquidation value of Eligible Canadian Inventory and Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Finished Goods Inventory Advance Rate” and collectively with the Raw Materials Inventory Advance Rate, the “Inventory Advance Rate”),  minus

(iv) the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, minus

(v) such reserves (including the Availability Reserve and reserves on account of Priority Payables) as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The Revolving Advances shall be evidenced by secured promissory notes (which may be amended and restated promissory notes), issued by the US Borrowers with respect to their Revolving Advances and issued by the Canadian Borrower with respect to its Revolving Advances (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibits 2.1-US and 2.1-F

(b) US Borrowing Group Sublimit.  Notwithstanding the provisions of Section 2.1(a), and in addition to the discretionary rights set forth in Sections 2.1(d), (e) and (g) with respect to further limitations on any particular Borrower or Borrowers, in no event may the Revolving Advances to US Borrowers exceed the lesser of (x) (A) the Maximum US Revolving Advance Amount minus (B) the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or (y) an amount equal to the sum of:

(i) up to 90%, subject to the provisions of Sections 2.1(d) and (g) hereof, of Eligible US Receivables (the “US Receivables Advance Rate”), plus

(ii) up to the lesser of (A) 40%, subject to the provisions of Sections 2.1(b), (c), (d), (e) and (g) hereof, of the value of the Eligible US Inventory consisting of raw materials or (B) 85% of the appraised net orderly liquidation value of Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “US Raw Materials Inventory Advance Rate”), plus

(iii) up to the lesser of (A) 60%, subject to the provisions of Sections 2.1(b), (c), (d), (e) and (g) hereof, of the value of the Eligible US Inventory consisting of finished goods or (B) 85% of the appraised net orderly liquidation value of Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “US Finished Goods Inventory Advance Rate” and collectively with the US Raw Materials Inventory Advance Rate, the “US Inventory Advance Rate”),  minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to US Borrowers, minus

(v) such reserves (including the Availability Reserve) as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(b)(y)(i), (ii) and (iii)  minus (y) Sections 2.1(b)(y) (iv) and (v) at any time and from time to time shall be referred to as the “US Formula Amount”.

(c) Foreign Borrowing Group Sublimit.  Notwithstanding the provisions of Section 2.1(a), and in addition to the discretionary rights set forth in Sections 2.1(d), (e), (f) and (g) with respect to further limitations on any particular Borrower or Borrowers and the limitations in Section 2.1(e), in no event may the Revolving Advances to Canadian Borrower exceed the lesser of (x) (A) Maximum Canadian Revolving Advance Amount minus (B) the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or (y) the US Dollar Equivalent of an amount equal to the sum of:

(i) up to 90%, subject to the provisions of Section 2.1(d) hereof (“Canadian Receivables Advance Rate”), of Eligible Canadian Receivables, plus

(ii) up to the lesser of (A) 40%, subject to the provisions of Section 2.1(b), (c), (d) and (e) hereof, of the value of the Eligible Canadian Inventory consisting of raw materials or (B) 85% of the appraised net orderly liquidation value of Eligible Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Canadian Raw Materials Inventory Advance Rate”), plus

(iii) up to the lesser of (A) 60%, subject to the provisions of Section 2.1(b), (c), (d) and (e) hereof, of the value of the Eligible Canadian Inventory consisting of finished goods or (B) 85% of the appraised net orderly liquidation value of Eligible Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Canadian Finished Goods Inventory Advance Rate” and together with the Canadian Raw Materials Inventory Advance Rate, the “Canadian Inventory Advance Rate” and together with the Receivables Advance

Rate, the US Receivables Advance Rate, the Canadian Receivables Advance Rate, and the US Inventory Advance Rate, “Advance Rates”), minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to Canadian Borrower, minus

(v) such reserves (including reserves on account of Priority Payables) as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from (x) Sections 2.1(c)(y)(i), (ii) and (iii) minus (y) Sections 2.1(c)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Canadian Formula Amount”.

(d) Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion in the exercise of its Permitted Discretion based on Agent’s review of updated Inventory appraisals, field examinations or other Collateral evaluations.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

(e) Sublimit for Revolving Advances made against Inventory.  The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed in the aggregate, at any time outstanding (A) $16,000,000 for so long as the Inventory of ZF Array is excluded from the Formula Amount and (B) $18,000,000 at all times thereafter; and (ii) Eligible US Inventory located in Mexico in the aggregate shall not exceed in the aggregate, at any time outstanding $10,000,000.

(f) Canadian Balances.  Canadian Lender, as a Lender under this Agreement, shall make Revolving Advances in Canadian Dollars and Dollars only to Canadian Borrower.  Canadian Lender shall not be permitted to make Revolving Advances to any Borrower that is not organized under the laws of Canada or a province or a territory thereof.

(g) Assets of ZF Array Technology, Incorporated.  Notwithstanding anything to the contrary contained herein, no Inventory or Receivables of ZF Array Technology, Incorporated shall be included in the Formula Amount until Agent has received an audit and/or appraisal of such assets, in form and substance reasonably acceptable to Agent.

2.2. Procedure for Revolving Advances Borrowing.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder, and specifying which Borrower, or Borrowing Group, is to incur such Revolving Advance.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection 2.2(a), in the event any Canadian Borrower desires to obtain a Canadian CDOR Rate Loan or a Eurodollar Rate Loan or any US Borrower desires to obtain a Eurodollar Rate Loan, such Borrower shall give Agent written notice by no later than 12:00 p.m. on the day which is three (3) Business Days prior to the date such Canadian CDOR Rate Loan or Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing (including as to the currency and applicable rate of interest) and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $250,000 and integral multiples of $100,000, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Canadian CDOR Rate Loans and Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Canadian CDOR Rate Loan or Eurodollar Rate Loan shall be made available to a Borrower upon the occurrence and during the continuance of a Default or an Event of Default.  After giving effect to each requested Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable, including those which are converted from a Canadian Base Rate Loan or Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) Canadian CDOR Rate Loans or Eurodollar Rate Loan as applicable, in the aggregate.

(c) Each Interest Period of a Canadian CDOR Rate Loan or a Eurodollar Rate Loan shall commence on the date such Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore US Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a Canadian CDOR Rate Loan and Eurodollar Rate Loan by its notice of borrowing given to the Agent pursuant to Section 2.2(b) or by its notice of conversion given to the Agent pursuant to Section 2.2(e), as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable.  If the Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Canadian Base Rate Loan or Domestic Rate Loan as applicable, subject to Section 2.2(e) herein below.

(e) Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable, or on any Business Day with respect to Canadian Base Rate Loans or a Domestic Rate Loan convert any such loan into a loan of another type in the same currency in the same aggregate principal amount provided that any conversion of a Canadian CDOR Rate Loan or a Eurodollar Rate Loan

shall be made only on the last Business Day of the then current Interest Period applicable to such Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable.  If Borrowing Agent desires to convert a loan, Borrowing Agent shall give the Lender written notice by no later than 12:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Canadian Base Rate Loan or Domestic Rate Loan to a Canadian CDOR Rate Loan or Eurodollar Rate Loan as applicable, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Canadian CDOR Rate Loan to a Canadian Base Rate Loan or a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Canadian Base Rate Loan or Domestic Rate Loan to any other type of loan in the same currency, the duration of the first Interest Period therefor.  For greater certainty, the conversion of a loan into a loan of another type shall not be considered to result in a new borrowing, rather the original Indebtedness shall continue with full force and effect in the form of such other type.

(f) At its option and upon written notice given prior to 12:00 p.m. at least three (3) Business Days prior to the date of such prepayment, a Borrower may prepay the Canadian CDOR Rate Loans or the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Canadian CDOR Rate Loan or Eurodollar Rate Loan and the amount of such prepayment.  In the event that any prepayment of a Canadian CDOR Rate Loan or Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify the Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Borrowing Agent shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any and all losses or expenses that the Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by a Borrower in the payment of the principal of or interest on any Canadian CDOR Rate Loan and Eurodollar Rate Loan or failure by a Borrower to complete a borrowing of, a prepayment of or conversion of or to a Canadian CDOR Rate Loan or Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Agent or Lenders to Lenders of funds obtained by it in order to make or maintain its Canadian CDOR Rate Loans and Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Laws, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for the Lender (for purposes of this subsection (h), the term “Lender” shall include the Lender and the office or branch where the Lender or any corporation or bank controlling the Lender makes or maintains any Canadian CDOR Rate Loans or Eurodollar Rate Loans) to make or maintain its Canadian CDOR Rate Loans or Eurodollar Rate Loans, the obligation of the Lender to make Canadian CDOR Rate Loans or Eurodollar Rate Loans hereunder shall forthwith be cancelled and such Borrower shall, if any affected Canadian CDOR Rate Loans and/or Eurodollar Rate Loans are then outstanding, promptly upon request from the Lender, either pay all such affected Canadian CDOR Rate Loans and Eurodollar Rate Loans or convert such affected Canadian CDOR Rate Loans and Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Canadian CDOR Rate Loan or Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Canadian CDOR Rate Loan or Eurodollar Rate Loan, Borrower shall pay the Lender, upon the Lender’s request, such amount or amounts as may be necessary to compensate the Lender for any loss or expense sustained or incurred by the Lender in respect of such Canadian CDOR Rate Loan and Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain such Canadian CDOR Rate Loan and Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the applicable Borrower shall be conclusive absent manifest error.

2.3. Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Reserved.

2.5. Maximum Advances.  The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.6. Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account.  Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 12:00 p.m. on the due date therefor currency in which the Advance is denominated in federal funds or other funds immediately available to Agent; except that all payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents in respect of Canadian Advances shall be made to the Canadian Payment Office not later than 12:00 p.m. on the due date therefore in the currency in which the Canadian Advance is denominated in immediately available funds.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable sub-account within the Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7. Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account for the US Borrowers and a loan account for the Canadian Borrower (each a “Borrowers’ Account”), each in the name of Borrowing Agent, in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and the respective Borrowing Group, during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit.  Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of:

(a) (i) the outstanding Revolving Advances to all Borrowers plus (ii) the Maximum Undrawn Amount of all issued and outstanding Letters of Credit to exceed the lower of (x) the Maximum Revolving Advance Amount or (z) the Formula Amount; and

(b) (i) the outstanding Revolving Advances to US Borrowers plus (ii) the Maximum Undrawn Amount of all issued and outstanding Letters of Credit to US Borrowers to exceed the lower of (x) the Maximum US Revolving Advance Amount or (z) the US Formula Amount; and

(c) (i) the outstanding Revolving Advances to Canadian Borrower plus (ii) the Maximum Undrawn Amount of all issued and outstanding Letters of Credit to Canadian Borrower to exceed the lower of (x) the Maximum Canadian Revolving Advance Amount or (z) the Canadian Formula Amount.

The Maximum Undrawn Amount of all issued and outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans or Canadian Base Rate Loans, as applicable, consisting of Revolving Advances and shall bear interest at either (i) the Revolving Interest Rate for Domestic Rate Loans to US Borrowers or (ii) the Revolving Interest Rate for Canadian Base Rate Loans to Canadian Borrowers, as applicable; Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 12:00 p.m., at least two (2)  Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.  Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time the Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent.  Provided that Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 p.m. on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent.  In the event US Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 p.m., on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan or as a Canadian Base Rate Loan, as applicable, be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or the Formula Amount and subject to Section 8.2 hereof.  Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as (i) a Domestic Rate Loan to US Borrowers or (ii) a Canadian Base Rate Loan to Canadian Borrower, in that amount.  If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 12:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) for US Borrowers (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to a Revolving Advance maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date and (B) for Canadian Borrower (i) at a rate per annum equal to the rate applicable to a Revolving Advance maintained as a Canadian Base Rate Loan on and after the fourth day following the Drawing Date.  Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as (i) a Domestic Rate Loan to US Borrowers or (ii) a Canadian Base Rate Loan to Canadian Borrowers, in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan or a Canadian Base Rate Loan, as applicable.  Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the applicable US Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14. Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(b) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(c) any lack of validity or enforceability of any Letter of Credit;

(d) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(f) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i) any Material Adverse Effect;

(j) any breach of this Agreement or any Other Document by any party thereto;

(k) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(l) the fact that a Default or Event of Default shall have occurred and be continuing;

(m) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity.  In addition to amounts payable as provided in Section 16.5, each US Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the bad faith, gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions.  As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s bad faith, gross negligence or willful misconduct

(as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Agent or Agent’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates:  (i) may rely on any oral or other communication believed in good faith by Agent or  such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.

2.19. Additional Payments.  Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances of the relevant Borrowing Group pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 12:00 p.m. in Dollars and in immediately available funds; except that all payments (including prepayments) to be made by the Canadian Borrower on account of principal, interest and fees shall be made to the Agent on behalf of the Lenders to the Canadian Payment Office, in each case on or prior to 12:00 p.m. in Dollars (or, in the case of a payment on account of principal and interest in respect of Canadian Advances, in the currency in which the Canadian Advance is denominated) and in immediately available funds.

(c)   (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent.  On or before 12:00 p.m. on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount.  Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the one month CDOR Rate for Advances in Canadian Dollars  (computed on the basis of a year of 365 days (or 366 days, as applicable) or the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) for Advances in Dollars during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.   Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied to, in the case of US Borrowers, the Advances extended to US Borrowers and in the case of Canadian Borrower, the Advances extended to Canadian Borrower, in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.22. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing Indebtedness owed to Wells Fargo Bank, N.A.(formerly known as Wachovia Capital Finance Corporation (Central)(formerly known as Congress Financial Corporation (Central)), (ii) pay fees and expenses relating to this transaction, and (iii) provide for its general corporate purposes, including but not limited to working capital needs, capital expenditures and reimbursement of drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.22(a) above, neither the Borrowers, the Guarantors, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act or any Anti-Terrorism Laws.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III. INTEREST AND FEES.

3.1. Interest.

(a) Interest.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and Canadian Base Rate Loans and, with respect to Eurodollar Rate Loans and Canadian CDOR Rate Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate U.S. Base Rate or Alternate Canadian Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Rate Loans or Canadian Base Rate Loans, as the case may be, shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate U.S. Base Rate or the Alternate Canadian Base Rate, as applicable, during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective dates.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Revolving Interest Rate for Domestic Rate Loans or Canadian Base Rate Loans, as the case may be, plus two (2%) percent per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

(b) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 365-day year (or 366-day year, as applicable), the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365-day year (or 366-day year, as applicable).  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(c) Any provision of this Agreement that would oblige a Canadian Borrower to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Borrower, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(d) If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one half of one percent (2.50%), or the then applicable interest rate margin over (i) the Eurodollar Rate for Revolving Advances per annum with respect to US Borrowers or (ii) the CDOR Rate for Revolving Advances per annum with respect to Canadian Borrowers, as applicable, such fees to be calculated on the basis of a 360-day year with respect to US Borrowers and a 365-day year (or 366 day year, as applicable) with respect to Canadian Borrowers for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b) At the option of the Agent or at the direction of the Required Lenders, at any time upon the occurrence and during the continuation of an Event of Default or the expiration of the Term, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all issued and outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  No Borrower may withdraw amounts credited to any such account except upon waiver by Agent in writing of all existing Events of Default or upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.

3.3. Closing Fee and Facility Fee.

(a) Upon the execution of this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders a closing fee of Two Hundred Thousand Dollars ($200,000).

(b) If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and Maximum Undrawn Amount of all issued and outstanding Letters of Credit for each day of such calendar quarter does not equal Thirty Two Million Five Hundred Thousand Dollars ($32,500,000), then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a per annum rate equal to one-quarter of one percent (.25%).  Such fee shall be payable on the amount by which Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) exceeds the average daily unpaid balance and shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Collateral Evaluation Fee and Collateral Monitoring Fee.

(a) Borrowers shall pay Agent a collateral monitoring fee equal to $2,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term.  The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Borrowers shall pay to Agent immediately in accordance with Section 2.2(a) hereof, following any month in which Agent performs any collateral evaluation - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $850 per day for each person employed to perform such evaluation, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

(c) All of the fees and out of pocket expenses of any appraisals conducted pursuant to Section 4.21 hereof shall be paid for when due, in full and without offset, by Borrowers.

3.5. Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days (other than in the case of Canadian Borrower, which shall be calculated in accordance with Section 3.1(b) hereof) and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Canadian Base Rate Loans, Canadian CDOR Rate Loans, and Domestic Rate Loans during such extension.

3.6. Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  Subject to Section 3.1(d) hereof in the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs.  In the event of any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Lender, any assignee of a Lender or Participant, and any corporation or bank controlling Agent, Lender, assignee of a Lender or Participant) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Canadian CDOR Rate Loans or Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for (x) changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it is organized, managed, controlled or maintains its principal office and (y) any taxes and other amounts described in Sections 3.10 and 3.12 (including, for the avoidance of doubt, any taxes and other amounts described in clauses (i) through (iii) of the second sentence of Section 3.10 that are imposed with respect to payments for or on account of any Payee under this Agreement or any of the Other Documents);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System;

(c) impose on Agent or any Lender, the bankers’ acceptance market or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that reasonable means do not exist for ascertaining the CDOR Rate or the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period or Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then the Agent shall give Borrowers prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, (i) any such requested Canadian CDOR Rate Loan or Eurodollar Rate Loan shall be made as a Canadian Base Rate Loan or Domestic Rate Loan, as the case may be, unless a Borrower shall notify the Lender no later than 12:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan as the case may be, (ii) any Canadian Base Rate Loan, Canadian CDOR Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Canadian CDOR Rate Loan shall be continued as or converted into a Canadian Base Rate Loan or Domestic Rate Loan, as the case may be, or, if a Borrower shall notify the Lender, no later than 12:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan as the case may be, and (iii) any outstanding affected Canadian CDOR Rate Loans or Eurodollar Rate Loans shall be converted into a Canadian Base Rate Loan or Domestic Rate Loan, as the case may be, or, if a Borrower shall notify the Lender, no later than 12:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Canadian CDOR Rate Loan or Eurodollar Rate Loan, shall be converted into an unaffected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Canadian CDOR Rate Loans or Eurodollar Rate Loans as the case may be.  Until such notice has been withdrawn, the Lender shall have no obligation to make an affected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan or maintain outstanding affected Canadian CDOR Rate Loans and Eurodollar Rate Loans as the case may be and a Borrower shall not have the right to convert a Canadian Base Rate Loan or a Domestic Rate Loan or an unaffected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan into an affected type of Canadian CDOR Rate Loan or Eurodollar Rate Loan as the case may be.

3.9. Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans or Canadian CDOR Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Gross Up for Taxes.  If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions (including any withholdings or deductions applicable to additional sums payable under this Section 3.10), the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, (i) no Borrower shall be obligated to make a Gross-Up Payment in respect of taxes (x) which are imposed upon or measured by the Payee’s net income or capital (including minimum taxes and similar taxes imposed in lieu thereof), branch profits taxes or franchise taxes, in each case imposed by a jurisdiction (or political subdivision thereof) under the laws of which the Payee is organized, managed or controlled or in which its applicable lending office is located, or (y) which are imposed by a jurisdiction as a result of the Payee otherwise having a present or former connection (other than a connection arising solely as a result of this Agreement) with such jurisdiction; (ii) the Canadian Borrower shall not be obligated to make a Gross-Up Payment to any Payee with whom the Canadian Borrower is not dealing at arm’s length for the purposes of the Income Tax Act (Canada) or which is subject to Canadian taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than arising solely as a result of this Agreement; and (iii) no Borrower shall be obligated to make any portion of the Gross-Up Payment that is attributable to (w) any tax that would not have been payable or applicable had the applicable Payee or Payees been eligible for, and properly and timely claimed, a complete exemption with respect thereto pursuant to Section 3.11 hereof, (x) any taxes imposed on any amount payable to or for the account of any Payee under FATCA, (y) any taxes that are (or would be) required under Applicable law then in effect to be withheld with respect to amounts payable  hereunder in respect of a Payee on the date it becomes a Payee or otherwise acquired an interest in an Obligation, except a person who becomes a Lender by assignment or purchases a participation of the whole or any part of an Obligation shall, subject to Section 3.14, be entitled to Gross-up Payments under Section 3.10 and indemnification payments under Section 3.12 to the extent that the assignor or seller of such participation is entitled to such amounts as of the date of such assignment or sale of participation; and (z) penalties and interest on the amounts described as not eligible for a Gross-up Payment in clauses (i), (ii) or (iii) hereof. As soon as practicable after making such withholding or deduction, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by the relevant taxation authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

3.11. Withholding Tax Exemption.

(a) Each Payee agrees that it will deliver to Borrowing Agent and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if eligible, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Where an exemption or reduction from withholding tax under the Income Tax Act (Canada) is not available under such statute but is only available under an applicable income tax convention, if requested by the Canadian Borrower, each Payee that is not a resident of Canada for the purposes of Part XIII of the Income Tax Act (Canada) as amended from time to time, shall deliver to Borrowing Agent two (2) duly completed copies of Form NR301, NR302 or NR 303, as appropriate or provide such other information as is acceptable under the administrative policies of the Canada Revenue Agency at such time.

(b) Each Payee required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to Section 3.11(a) hereof shall deliver such valid Withholding Certificate as follows:  (i) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate on or prior to the Closing Date for the account of such Payee; (ii) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of any applicable assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent).  Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrowing Agent and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding

Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.11(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the applicable withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12 Indemnification for Taxes                                           Without duplication of any amounts payable under Section 3.10 hereof, a Borrower shall indemnify a Payee, within 10 days after written demand therefor, for the full amount of any taxes paid by such Payee on or with respect to any payment by or on account of any obligation of a Borrower which payment shall have given rise to an obligation to pay additional amounts under Section 3.10 hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant taxation authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a payee shall be conclusive absent manifest error.

3.13 Refund                      .  If any Payee determines, in its sole discretion, that is has received a refund of taxes paid or indemnified by a Borrower pursuant to Sections 3.10 or 3.12 hereof, such Payee shall promptly pay such refund (but only to the extent of the amounts paid or indemnified by such Borrower) to the relevant Borrower, net of all out-of pocket expenses incurred in obtaining such refund, without interest (other than interest paid by the relevant taxing authority with respect to such refund), as will leave the Payee in no worse position than it would have been had no such taxes been initially imposed; provided, that such Borrower, upon the request of such Payee, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Payee if the Payee is required to repay such refund to such relevant taxing authority.  Notwithstanding the foregoing, no Payee will be required to make available its tax returns or other confidential information to any Borrower, and nothing contained herein shall interfere with the right of the Payees to arrange their affairs as they see fit.

3.14 Assignment                      If, as a result of any assignment or participation of the whole or any part of an Obligation, amounts are required to be paid pursuant to Section 3.10 or 3.12 hereof in excess of such amounts which the relevant Borrower would have been required to pay to the assigning or participating Payee pursuant to Section 3.10 or 3.12 hereof had such assignment or participation not taken place, the provisions of Section 3.10 or 3.12 hereof (as the case may be) shall not apply to the extent of such excess, so long as no Event of Default or Default has occurred; provided, however, that Sections 3.10 and 3.12 shall apply to the extent that amounts payable under one or both of such Sections are payable as a result of a change in law enacted after such assignment or participation.

3.15 Additional Actions  If any Borrower determines in good faith that a reasonable basis exists for contesting any taxes or other amounts for which additional amounts under Section 3.10 or indemnification under Section 3.12 or has been demanded, the relevant Payee shall cooperate with such Borrower in a reasonable challenge of such taxes if so requested by such Borrower, provided that (a) such Payee determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) such Borrower pays all related expenses of such Payee and (c) such Borrower indemnifies such Payee for any liabilities or other costs incurred by such party in connection with such challenge.  Each Payee agrees that, upon the occurrence of any event giving rise to the operation of Section 3.10 or 3.12 hereof with respect to such Payee, it will, if requested by a Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another lending office (if applicable) for any Obligation affected by such event and by completing and delivering or filing any tax-related forms which such Payee is legally able to deliver and which would, in the reasonable judgment of the Payee, reduce or eliminate any amount of taxes or other amounts required to be deducted or withheld or paid by such Borrower; provided that such efforts are made at such Borrower’s expense and on terms that, in the reasonable judgment of such Payee, cause such Payee and its lending office(s) (if applicable) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.15 shall affect or postpone any of the Obligations of the Borrower or the rights of such Payee pursuant to Sections 3.10 or 3.12 hereof.

IV. COLLATERAL:   GENERAL TERMS

4.1. Security Interest in the Collateral.

(a) To secure the prompt payment and performance to Agent and each Lender of the Obligations, each US Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located; provided, however, that the grant of the security interest in Collateral consisting of 65% of the Equity Interest of Canadian Guarantor, Canadian Borrower, SMTC de Chihuahua and Radio Componentes shall have been granted pursuant to the respective foreign security agreements and shall not be deemed granted hereunder.

(b) Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Each Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2. Perfection of Security Interest.  Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than

Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, with respect to the chief executive office of each of the Borrowers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law (subject to any limitations expressly stated herein or in any Other Document).  By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code or PPSA, as applicable, in form and substance satisfactory to Agent (which statements shall have a description of collateral as “all assets”).  All reasonable out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan or Canadian Base Rate Loan, as the case may be, and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Disposition of Collateral.  Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business, (b) the disposition or transfer of obsolete and worn out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000 and only to the extent that (i) the proceeds of any such disposition are used within 180 days of receipt of such proceeds to acquire replacement Equipment which is subject to Agent’s first priority security interest, subject to the terms of the Intercreditor Agreement; provided that commencing on the date of receipt of such proceeds through and including the date they are used, such proceeds shall be deposited into a Depository Account, or (ii) the proceeds of which are remitted to Agent to be applied pursuant to and to the extent required by Section 2.21, (c) the disposition of Collateral by any Borrower to any other Borrower, and (d) the disposition of Equipment by any Borrower to SMTC Asia having an aggregate fair market value of not more than $200,000.

4.4. Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property.  Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the

Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan or Canadian Base Rate Loan, as the case may be, and added to the Obligations.

4.5. Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest, subject to the terms of the Intercreditor Agreement, in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) (it being understood that Borrowers may move such Equipment and Inventory among such locations) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof. Borrowers, Agent and Lenders acknowledge and agree that Schedule 4.5 shall be deemed to be updated to include any additional locations that Agent is notified of in accordance with Section 9.11.

(b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored;  (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state, province or territory, as applicable, and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.

4.6. Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA or other Applicable Law.  Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records.  Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8. Financial Disclosure.  Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations.  Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9. Compliance with Laws.  Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10. Inspection of Premises.  At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business; provided, that other than during the continuance of an Event of Default, such access shall occur no more frequently than four (4) times per fiscal year.  Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business; provided, that other than during the continuance of an Event of Default, such access shall occur no more frequently than four (4) times per fiscal year.

4.11. Insurance.  The assets and properties of each Borrower and Guarantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower or Guarantor so that such insurance shall remain in full force and effect.  Each Borrower and Guarantor shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Borrower’s and Guarantor’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower and Guarantor shall (a) keep all its insurable properties and properties in which such Borrower or Guarantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrowers and Guarantors; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower or Guarantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower or Guarantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower or Guarantor is engaged in business; (e) reserved; (f) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof no more than thirty (30) days following any expiration date, provided that such Borrower’s or Guarantor’s failure to provide such policies and evidence shall not constitute an Event of Default unless such Borrower or Guarantor continues to fail to provide the same within ten (10) days after receipt of written notice from Agent, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower or Guarantor to make payment for such loss to Agent and not to such Borrower or Guarantor and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Borrower or Guarantor and Agent jointly, Agent may endorse such Borrower’s or Guarantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its reasonable discretion shall determine.  Any surplus shall be paid by Agent to Borrowers or Guarantors or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrowers or Guarantors to Agent, on demand.

4.12. Failure to Pay Insurance.  If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan or of a Canadian Base Rate Loan, as applicable, and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes.  Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, provided that no such tax, assessment or charge need be paid if it is being Properly Contested.  If any such taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and the relevant Borrowing Group hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that such taxes, assessments or Charges are being Properly Contested.  The amount of any payment by Agent under this Section 4.13 shall be charged to the applicable sub-account of the Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan or as a Canadian Base Rate Loan, as applicable and added to the Obligations.

4.14. Payment of Leasehold Obligations.  Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect subject to the terms thereof and, at Agent’s request will provide evidence of having done so.

4.15. Receivables.

(a) Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers.  Each Customer, to the Borrowers’ knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of any Borrower who are known to such Borrower not to be solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrowers.  Each Borrower’s chief executive office is located at 635 Hood Road, Markham, Ontario, L3R 4N6, with the exception of SMTC Mex, where the chief executive office is located at Washington #3701, Building 20, Chihuhua, Chihuahua, C.P. 31200, Mexico.  Until written notice is given to Agent by Borrowing Agent of any other office at which each Borrower keeps its records pertaining to Receivables, all such records shall be kept at such Borrower’s respective executive office listed above.

(d) Collection of Receivables.  Each Borrower shall instruct its Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account as Agent shall designate from time to time as contemplated by Section 4.15(h) or as otherwise agreed to from time to time by Agent.   Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower will, at its sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent such amounts received on Receivables, and shall not commingle such collections with any Borrower’s or use the same except to pay Obligations.  Each Borrower shall, upon request, deliver to Agent, or deposit in a Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables.  At any time following the occurrence and during the continuance of an Event of Default, or in the event Agent reasonably believes the Collateral is being diverted or impaired, Agent shall have the right to send notice of Agent’s security interest in, and Lien on, the Receivables to any and all Customers and directing such Customer to pay such Receivable to Borrowers’ Blocked Account for the benefit of Agent.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer as provided in Section 9.2 hereof; (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability.  Neither Agent nor any Lender shall, other than for Agent’s or such Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable final order) under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.  Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account.  All proceeds of Collateral shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at the Agent for the deposit of such proceeds.  Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, (i) to any account maintained by Agent at said Blocked Account Bank or (ii) by wire transfer to appropriate account(s) of Agent.  All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  All deposit accounts and investment accounts of each Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments.  No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or materially extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

4.16. Inventory.  To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal

Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and any equivalent legislation under Canadian Applicable Laws.

4.17. Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved.  No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.  Each Borrower shall have the right to sell Equipment to the extent permitted in Section 4.3 hereof.

4.18. Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for Agent or Lender’s gross negligence or willful misconduct.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance in all material respects with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities and except otherwise would not be reasonably be expected to have a Material Adverse Effect..

(b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain material compliance by the Borrowers with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated by the Borrowers at the Real Property only at facilities and with carriers that, to the Borrower’s knowledge, maintain valid permits under RCRA and any other applicable Environmental Laws.  Borrowers shall use their commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any unpermitted Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency or the equivalent thereof in Canada (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent reasonably detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled.  Borrowing Agent shall promptly forward to Agent copies of all material documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action as required under applicable Environmental Law in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Borrower shall fail to respond promptly to any material Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply in all material respects with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral:  (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) reasonably deem necessary or advisable, to clean up, remove, mitigate or otherwise address to the extent required under applicable Environmental Law any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans or for Canadian Base Rate Loans, as applicable, constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g) Promptly upon the reasonable written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within any Real Property owned by the Borrowers as a result of such Hazardous Discharge.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrowers shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate,  except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from or exacerbated by actions on the part of Agent or any Lender.  Borrowers’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrowers’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, except as otherwise expressly indicated, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

(j) For purposes of Section 4.19 and 5.7, all references to Borrower shall be deemed to refer to the applicable Borrowing Group.

4.20. Financing Statements.  Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21. Appraisals.  Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ Inventory; provided that, other than during the continuance of any Event of Default, such appraisal shall be conducted no more frequently than four times per fiscal year.  Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm.  In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible US Inventory or Eligible Canadian Inventor, as applicable, are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible US Inventory or Eligible Canadian Inventor, as applicable, so as to eliminate the excess Advances.

V. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority.  Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which such Borrower is party and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by each Borrower to the extent a party thereto and this Agreement and such Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of such Other Documents (a) are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate or articles of incorporation or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, including the Acquisition Agreement or, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body except where such violation or conflict would not reasonably be expected to have a Material Adverse Effect, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, operating agreement or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Acquisition Agreement.

5.2. Formation and Qualification.

(a) Each Borrower is duly incorporated or formed and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower.  Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable, and will promptly notify Agent of any material amendment or material changes thereto.

(b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties.  All representations and warranties of Borrowers contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns.  Each Borrower’s federal tax identification number or Canadian business number is set forth on Schedule 5.4.  Except as set forth on Schedule 5.4, each Borrower has filed all federal, state, Canadian, provincial, local and foreign tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except for those Properly Contested.  The provision for taxes on the books of Borrowers on a Consolidated Basis is adequate for all years not closed by applicable statutes, and for their current fiscal year, and except as set forth on Schedule 5.4, no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by the Acquisition Agreement and under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent.  All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections of Borrowers and their Subsidiaries on a Consolidated and Consolidating basis and their projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of SMTC, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.  The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated and consolidating balance sheets of Borrowers and their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of January 2, 2011, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrowers and their Subsidiaries at such date and the results of their operations for such period.  Since July 3, 2011 there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6. Entity Names.  Except as set forth on Schedule 5.6, no Borrower has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance.

(a) Each Borrower has materially complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no material outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) To the best of each Borrower’s knowledge, each Borrower has been issued all required material federal, state, Canadian, provincial and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of material releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower; (ii) to such Borrowers’ knowledge, and except for conditions that comply with applicable Environmental Law, there are no underground storage tanks or polychlorinated biphenyls on the Real Property including any premises leased by any Borrower; (iii) to such Borrowers’ knowledge, the Real Property including any premises leased by any Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to such Borrowers’ knowledge, no Hazardous Substances are present on the Real Property including any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) After giving effect to the Transactions, Borrowers, taken as a whole, will be solvent, able to pay their debts as they mature, will have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, are in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations.

(c) No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan, Canadian Benefit Plan, Canadian Pension Plan or Canadian Union Plan other than those listed on Schedule 5.8(d) hereto.  (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v)  the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached in any material respect any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action nor omitted to take any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as listed on Schedule 5.8(d) hereto, neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; in each case (i) – (xiv) with respect to any member of the Controlled Group other than the Borrowers or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(e) Schedule 5.8(e) lists each Canadian Pension Plan (including the applicable registration number(s) and any such plan which is a defined benefit pension plan or contains a defined benefit provision) and each Canadian Benefit Plan, and (i) none of the Canadian Benefit Plans provide retiree welfare benefits or retiree life insurance benefits; (ii) the Canadian Pension Plans are registered under the Income Tax Act (Canada) and all other Applicable Laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status; (iii) all material obligations of each of the Borrowers required to be performed in connection with the Canadian Pension Plans and Canadian Benefit Plans have been performed in a timely fashion, in accordance with the terms of the particular plan, Applicable Law and the terms of all applicable collective bargaining agreements, participation agreements, employment contracts and funding agreements; (iv) all employer and employee payments and contributions (including “normal cost”, “special payments” and any other required payments in respect of any funding deficiencies or shortfalls) required to be withheld, made, remitted or paid by the Borrower to or in respect of each Canadian Pension Plan have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement, participation agreement, employment contract and all Applicable Law;   (vi) to the knowledge of the Borrowers, no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan that is reasonably likely to result in any Borrower incurring any liability, fine or penalty; (vii) no Lien has arisen or exists in respect of a Borrower or its property in connection with any Canadian Pension Plan; (vii) there are no material outstanding disputes concerning the assets or liabilities of any Canadian Pension Plan or Canadian Benefit Plan and (ix) no Borrower has taken any action or intends to take any action to cause the termination or wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision and each Borrower is of the opinion, acting reasonably, that no circumstances exist or are expected to arise that would provide any basis for a Governmental Body under Applicable Law to take steps to cause the termination or wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision.

5.9. Patents, Trademarks, Copyrights and Licenses.  All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, industrial designs, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.  Except as set forth in Schedule 5.9 hereto, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof.  Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10. Licenses and Permits.  Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness.  No Borrower is in default in the payment of a material amount of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default.  No Borrower is in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

5.13. No Burdensome Restrictions.  No Borrower is party to any contract or agreement the performance of which could reasonably be expected to be have a Material Adverse Effect.  Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes.  No Borrower is currently subject to any labor dispute; strike or walkout and to the best of each Borrower’s knowledge, none have been threatened in writing; to the best of each Borrower’s knowledge, there is no effort underway to organize any of such Borrower’s employees; and no labor contract is scheduled to expire during the Term other than as set forth in Schedule 5.14 hereto.

5.15. Margin Regulations.  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act.  No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure.  No representation or warranty made by any Borrower in this Agreement or in the Acquisition Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by the Acquisition Agreement or this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Delivery of Acquisition Agreement.  Agent has received complete copies of the Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19. Swaps.  No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20. Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations.  The Borrowers are not subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness (other than applicable fraudulent transfer laws), including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers.  Upon and after the Closing Date, Borrowers do not propose to engage in any business other than working in partnership with original equipment manufacturers.  On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23. Section 20 Subsidiaries.  Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24. Anti-Terrorism Laws.

(a) General.  Neither any Borrower nor, to the best of each Borrower’s knowledge, any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  Neither any Borrower nor, to the best of each Borrower’s knowledge, any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Borrower nor to the best knowledge of each Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.25. Trading with the Enemy.  No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26. Federal Securities Laws.  Neither any Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.27. Equity Interests. The authorized and outstanding Equity Interests of each Borrower is as shown on Schedule 5.27 hereto.  All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule 5.27, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers.  Except as shown on Schedule 5.27, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28. Canadian Union Plans.  No Borrower currently participates in, contributes to or is obligated to contribute to a pension plan that, if contributed to by a Borrower would constitute a Canadian Union Plan.

5.29. Material Contracts.                                Schedule 5.29 sets forth all Material Contracts of the Borrowers.  All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.30. Commercial Tort Claims.  No Borrower is a party to any material commercial tort claims.

5.31. Letter of Credit Rights.  As of the Closing Date, no Borrower has any letter of credit rights.

VI. AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees.  Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h).  Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, industrial designs, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States, Mexico or Canada (as applicable) or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Violations.  Promptly after becoming aware thereof, notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables.  To the extent that any Receivables from a Governmental Body are included in the Formula Amount, take all reasonable steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), the Uniform Commercial Code, the PPSA and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state, Canada, any province or any department, agency or instrumentality of any of them.

6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio.  Commencing with the period ending December 31, 2011, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0, calculated on a rolling four (4) quarter basis; provided, however, (i) for the test period ending December 31, 2011 such calculation shall be based on the fiscal quarter then ended; (ii) for the test period ending March 31, 2012, such calculation shall be based on the two quarters then ended; and (iii) for the test period ending June 30, 2012, such calculation shall be based on the three quarters then ended.

(b) EBITDA.  Commencing with the calendar month ending October 31, 2011 and continuing through and including the calendar month ending December 31, 2011, cause to be maintained as of the end of each such month EBITDA of not less than the amounts for each of the periods set forth below:

For the month ending October 31, 2011	$96,800
October 1, 2011 through November 30, 2011	$924,000
October 1, 2011 through December 31, 2011	$2,530,400

6.6. Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7. Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is being Properly Contested subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8. Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9. Federal Securities Laws.  Promptly notify Agent in writing if any Borrower or any of its Subsidiaries (i) other than SMTC, is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act, and shall promptly provide copies of any material reports, filings and registrations to Agent.

6.10. Exercise of Rights.  Enforce all of its rights under the Acquisition Agreement including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.

6.11. Canadian Pension Plans and Canadian Benefit Plans.  Perform in all material respects all obligations required to be performed by such Borrower in connection with each applicable Canadian Pension Plan and Canadian Benefit Plan and remit all contributions under each applicable Canadian Pension Plan and pay all premiums required to be made or paid by it in accordance with the terms of each applicable Canadian Benefit Plan and Applicable Law and withhold by way of authorized payroll deductions or otherwise collect and pay into the applicable Canadian Pension Plan or Canadian Benefit Plan all employee contributions required to be withheld or collected by it in accordance with the terms of each applicable Canadian Pension Plan or Canadian Benefit Plan and Applicable Law, and provide to the Agent (i) a copy of each Canadian Pension Plan, (ii) copies of each annual information return, actuarial report (including applicable schedules), and any application for regulatory approval of asset withdrawals other than benefit or individual member account transfers with respect to each Canadian Pension Plan or any fund maintained in respect thereof, and (iii) copies of any notifications or remittances or similar documents prepared and delivered to the trustee or custodian of any Canadian Pension Plan pursuant to section 56.1 of the Pension Benefits Act (Ontario) or similar Applicable Law in another jurisdiction.

6.12. Post Closing Conditions.

(a) Within seven (7) days following the Closing Date, Agent shall have received a fully executed deposit account control agreement by and among ZF Array Technology, Incorporated, Santa Barbara Bank & Trust, and Agent;

(b) Within seven (7) days following the Closing Date, Agent shall have received the fully executed stock certificate evidencing ownership by SMTC Corporation of 6,886,915 shares of common stock of ZF Array Technology, Incorporated;

(c) Within seven (7) days following the Closing Date, Agent shall have received a fully executed incumbency certificate of SMTC de Chihuahua and Radio Componentes;

(d) Within seven (7) days following the Closing Date, Agent shall have received evidence reasonably satisfactory to Agent that SMTC Massachusetts has transferred title of account #2000022980928 at Wells Fargo Bank, N.A. to SMTC Mex Holdings, Inc.;

(e) Within forty five (45) days following the Closing Date, Agent shall have received fully executed Lien Waiver Agreements, in form and substance reasonably acceptable to Agent, from each of the landlords at the following locations: (i) 635 Hood Road, Markham, Ontario, (ii) 1965 Concourse Drive, San Jose, California, (iii) 2302 Trade Zone Boulevard, San Jose, California, (iv) 1325 Pendale Road, El Paso, Texas, and (v) 7617 Bently Road, Greensboro, North Carolina; and

(f) Within sixty (60) days following the Closing Date, Agent shall have received evidence reasonably satisfactory to Agent that the Borrowers’ accounts located at Wells Fargo Bank, National Association and Santa Barbara Bank & Trust have been closed.

VII. NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with, amalgamate with or merge with it; provided that a Borrower shall be permitted to merge or amalgamate with or into another Borrower so long as before and after giving effect to such transaction no Default or Event of Default has occurred and is continuing or would occur after giving pro forma effect to such transaction.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2. Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3. Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) guarantees in the Ordinary Course of Business up to an aggregate amount for all such guarantees of $100,000 and (c) guarantees of the obligations of another Borrower permitted to be incurred hereunder.

7.4. Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America, Canada or any agency thereof, (b) commercial paper with maturities of not more than one hundred and eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred and eighty (180) days and repurchase agreements backed by United States or Canada government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. or Canadian money market funds that invest solely in obligations issued or guaranteed by the United States of America or Canada or an agency thereof and (e) investments by a Borrower in another Borrower.

7.5. Loans.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (ii) loans to another Borrower, and (iii) loans to employees and officers of Borrowers in an aggregate amount not to exceed $100,000 at any time.

7.6. Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $5,000,000.

7.7. Dividends.  Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower except that (a) the Borrowers may pay dividends to SMTC and HTM not to exceed the amount, and to the extent such amount has not already been provided by way of loans or dividends to SMTC and/or HTM, as provided for in this Agreement to allow (i) SMTC to pay any tax liability to each non-US federal state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by SMTC with respect to its investment in the Borrowers, (ii) SMTC and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable to SMTC on behalf of its Subsidiaries) consistent with past practice up to $2,500,000 in the aggregate per fiscal year of SMTC, and (iii) SMTC to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence and (b) the Borrowers may take any other actions provided for in this Section 7.7 so long as such amount does not exceed $250,000 in any fiscal year and no

Default or Event of Default has occurred or would occur after the making of such dividend or distribution.

7.8. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness incurred by one Borrower to another Borrower as permitted under Section 7.5 hereof and (iv) Indebtedness assumed under the Acquisition Agreement, (v) Indebtedness to EDC, (vi) Indebtedness set forth on Schedule 7.8 hereto.

7.9. Nature of Business.  Substantially change the nature of the business in which it is presently engaged or reasonable extensions thereof, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except: (a) transactions which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions permitted under Section 7.1, 7.3, 7.4, 7.5, 7.7 or 7.8 hereof; provided, however, that to the extent any purchase, sale, lease, acquisition, transfer or other disposition of property involves an amount in excess of $250,000 in any fiscal year in the aggregate, such purchase, sale, lease, acquisition, transfer or other disposition of property shall be disclosed to Agent, and (c) the disposition of Equipment to a Borrower’s Affiliate in an amount not to exceed $200,000 per fiscal year in the aggregate and so long as no Default or Event of Default has occurred or would occur.

7.11. Leases.  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $2,500,000 in any one fiscal year in the aggregate for all Borrowers.

7.12. Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes, and under any other agreement between any Borrower and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Change its accounting cycle from a 4-4-5 without the consent of the Agent (such consent not to be unreasonably withheld) or make any material change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business as conducted on the date of this Agreement.

7.15. Amendment of Articles of Incorporation and By-Laws.  Amend, modify or waive any material term or provision of its Articles of Incorporation or By-Laws unless required by law or not adverse to the interest of Agent or Lenders.

7.16. Compliance with ERISA and Canadian Pension Laws.

(a) (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (vii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

(b) (i) Commence to participate in, maintain, contribute or assume an obligation to contribute to any single or multi-employer pension plan that contains a defined benefit provision for employees or former employees of a Borrower, arising from employment in Canada (including, for greater certainty, any pension plan which would constitute a Canadian Union Plan if contributed to by a Borrower) other than those Canadian Pension Plans disclosed on Schedule 5.8(e), (ii) without the prior consent of the Agent (which consent shall not be unreasonably withheld) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of, any defined benefit pension plan or the defined benefit provision of any pension plan which would constitute a Canadian Pension Plan or a Canadian Union Plan if contributed to by a Borrower, (iii) take any action to cause the wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision or which would cause circumstances to exist that would provide any basis for a Governmental Body under Applicable Law to take steps to cause the wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision, (iv) fail to meet all required minimum funding requirements under Applicable Law with respect to any Canadian Pension Plan, (v) fail promptly to notify Agent of the occurrence of any Canadian Pension Event, (vi) fail to comply with the requirements of Applicable Law in respect of any Canadian Pension

Plan or Canadian Benefit Plan, or (vii) cause a representation or warranty in Section 5.8(e) to cease to be true and correct.

7.17. Prepayment of Indebtedness.  At any time, directly or indirectly, voluntarily prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18. Anti-Terrorism Laws.  No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224 or the equivalent thereof under Canadian Applicable Law.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

7.19. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act or equivalent thereof under Canadian Applicable Law.

7.20. Reserved.

7.21. Other Agreements.  Enter into any material amendment, waiver or modification of the Acquisition Agreement, the EDC Loan Agreements or any related agreements.

7.22. Inactive Entities.  Permit any of the following inactive entities to engage in business operations at any time: Qualtron Inc.; SMTC Ireland ULC; SMTC Manufacturing Corporation of Ireland Limited; SMTC Teoranta; SMTC R&D Teoranta; SMTC Mexico S.A. de C.V.; SMTC Manufacturing Corporation of Texas; SMTC Manufacturing Corporation of North Carolina; SMTC Manufacturing Corporation of Colorado; SMTC Manufacturing Corporation of Wisconsin; SMTC Massachusetts.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the reasonable satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes and Other Documents.  Agent shall have received the Notes and Other Documents duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code and PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required  or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Company Proceedings of Borrowers.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors, Management Committee, Managing Member or Manager of each Borrower, as applicable, authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements (collectively the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary, an Assistant Secretary, or Manager, as applicable, of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers.  Agent shall have received a certificate of the Chief Financial Officer, Secretary, an Assistant Secretary or the Manager, as applicable, of each Borrower, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Chief Financial Officer, Secretary or Assistant Secretary;

(e) Certificates.  Agent shall have received a copy of the Articles or Certificate of Incorporation of each US Borrower and all amendments thereto, and the corresponding documents for Canadian Borrower, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, if applicable, together with copies of the By-Laws (or similar foreign document) of each Borrower and all agreements of each Borrower’s shareholders certified as accurate and complete by the respective Secretary of each Borrower;

(f) Good Standing Certificates.  Agent shall have received good standing certificates (or similar foreign document, where applicable) for each Borrower and each Guarantor dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification (except such jurisdictions in which the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect);

(g) Legal Opinions.  Agent shall have received the executed legal opinions of Ropes & Gray LLP, Goodmans LLP, McInnes Cooper, and LexCorp Abogados, S.C., each in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h) No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i) Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i);

(j) Collateral Examination.  Agent shall have completed Collateral examinations, the results of which shall be reasonably satisfactory in form and substance to Lenders, of the Receivables of each Borrower and all books and records in connection therewith;

(k) Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(l) Financial Statements.  Agent shall have received a copy of the Borrowers’ Financial Statements, including projections and pro forma financial statements to the extent requested by Agent, which shall be reasonably satisfactory in all respects to Lenders;

(m) Acquisition Documents.  Agent shall have received final executed copies of the Acquisition Documents as in effect on the Closing Date, all of which shall be reasonably satisfactory in form and substance to Agent and the transactions contemplated by such documentation shall be consummated prior to the making of the initial Advance;

(n) Intercreditor Agreement.  Agent shall have received the fully executed Intercreditor Agreement, which shall be in form and substance satisfactory to Agent in its sole discretion;

(o) EDC Loan Agreements.  Agent shall have received the fully executed EDC Loan Agreements;

(p) Insurance.  Agent shall have received in form and substance reasonably satisfactory to Agent, certified copies of Borrowers’ and Guarantors’ casualty insurance policies, together with lender loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers’ and Guarantors’ liability insurance policies, together with endorsements naming Agent as an additional insured;

(q) Payment Instructions.  Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(r) Blocked Accounts.  Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions reasonably acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral, except for any zero-balance accounts or accounts which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses;

(s) Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall reasonably deem necessary;

(t) No Adverse Material Change.  (i) since July 3, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(u) Leasehold Agreements.  Agent shall have received Lien Waiver Agreements reasonably satisfactory to Agent with respect to the chief executive offices leased by Borrowers;

(v) Contract Review.  Agent shall have reviewed all material contracts of Borrowers set forth on Schedule 5.13 and any other contracts requested by Agent, and such contracts and agreements shall be reasonably satisfactory in all respects to Agent;

(w) Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Executive Officer or Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(x) Borrowing Base.  Agent shall have received evidence from Borrowers that the aggregate amount of Eligible US Receivables and Eligible Canadian Receivables, is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(y) Undrawn Availability.  After giving effect to the initial Advances hereunder, Borrowers shall have Undrawn Availability of at least $6,000,000;

(z) Compliance with Laws.  Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, Canadian, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act, except where any noncompliance would not reasonably be expected to have a Material Adverse Effect;

(aa) Process Agent.  Agent shall have received a duly notarized power of attorney from each of SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico,

S.A. de C.V. appointing CT Corporation System, with an office as of the Closing Date at 111 Eighth Avenue, New York, 10011 (the “Process Agent”) as its agent for service of process (with respect to this Agreement and the Other Documents), and that such Process Agent has accepted the appointment and has agreed promptly to forward to each of them all legal process addressed to them received by the Process Agent;

(bb) Agent shall have received evidence that all documents required to grant Agent a valid and enforceable Lien on Borrowers assets located in Mexico have been admitted for record in the corresponding public registry; and

(cc) Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties.  Each of the representations and warranties made by any Guarantor and any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date);

(b) No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c) Material Adverse Effect.  No Material Adverse Effect has occurred; and

(d) Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

Each Borrower shall, or shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters.  Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2. Schedules.  Deliver to Agent (i) on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports, and (ii) on or before Tuesday of each week or such other date as agreed to by Agent, a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of Sunday of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports.  Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws.  To the extent any Borrower is not in material compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4. Litigation.  Promptly notify Agent in writing upon becoming aware of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case materially affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences.  Promptly notify Agent in writing upon becoming aware of the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (e) each and every default by any

Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Borrower or Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables.  Notify Agent promptly if any of its Receivables arise out of contracts between any Borrower and the United States, any state, Canada, any province or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements.  Furnish Agent and Lenders within One Hundred Twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers and their Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”); provided however that if SMTC files its annual report on Form 10-K with the SEC for the applicable fiscal year and such annual report contains the financial statements and reports described above, in a form acceptable to Agent in its reasonable discretion, then Borrowers may satisfy the forgoing requirement by delivering a copy of such annual report to Agent and each Lender.  The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements.  Furnish Agent and Lenders within Forty Five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business; provided however that if SMTC files its quarterly report on Form 10-Q with the SEC for the applicable fiscal quarter and such quarterly report contains the financial statements and reports described above, in a form acceptable to Agent in its reasonable discretion, then Borrowers may satisfy the forgoing requirement by delivering a copy of such quarterly report to Agent and each Lender.  The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements.  Furnish Agent and Lenders within thirty (30) days after the end of each month thereafter (other than for the months of January, April, July and October which shall be delivered in accordance with Section 9.8 as applicable), an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business.  The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders.

9.11. Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of the closing or relocation of any Borrower’s chief executive office, (c) promptly upon the request of Agent, an updated list of Real Property, and (d) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget.  Furnish Agent and Lenders, no later than fifteen (15) days prior to the beginning of each Borrower’s fiscal year thereafter, a month by month projected operating budget, cash flow and availability projection of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget.   Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each quarterly and monthly report, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent;

and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower.

9.15. ERISA Notices and Requests.  Furnish Agent with prompt written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event or Canadian Pension Event has occurred, together with a written statement describing such Termination Event or Canadian Pension Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Canada Revenue Agency, Department of Labor, PBGC, or other applicable governmental authority with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Plan, Canadian Benefit Plan, Canadian Pension Plan or Canadian Union Plan or the establishment of any new Plan, Canadian Benefit Plan, Canadian Pension Plan or Canadian Union Plan or the commencement of contributions to any Plan, Canadian Benefit Plan, Canadian Pension Plan or Canadian Union Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC or other applicable Governmental Body a notice of intention to terminate or wind-up a Plan or a Canadian Pension Plan or to have a trustee or replacement administrator appointed to administer a Plan or a Canadian Pension Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower shall receive notice (or a notice of intent to issue such a notice) from Canada Revenue Agency regarding the revocation of registered status of a Canadian Pension Plan under the Income Tax Act (Canada); (viii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (ix) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; (x) any Borrower shall fail to make or remit any required contributions or payments in respect of a Canadian Pension Plan on or before the due date for such contribution or payment, (xi) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan or Canadian Union Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan or Canadian Union Plan intends to terminate a Multiemployer Plan or Canadian Union Plan, (c) the PBGC or other applicable governmental authority has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or Canadian Union Plan or a Multiemployer Plan under Section 4042 of ERISA or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment.  Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. Breach of Representation.  Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information.  Failure by any Borrower to (i) furnish financial information when due or promptly following any request for additional information for which a specified delivery time is not set forth in this Agreement or (ii) permit the inspection of its books or records;

10.4. Judicial Actions.  Issuance of a notice of a Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment against any Borrower’s Receivables or against a material portion of any Borrower’s other property;

10.5. Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower, any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement (beyond any applicable grace or cure), now or hereafter entered into between such Borrower, such Guarantor or such Person on the one hand, and Agent or any Lender on the other hand in connection with this Agreement or the Other Documents, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6. Judgments.  Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $500,000 (or the Canadian Dollar Equivalent) or against all Borrowers or Guarantors for an aggregate amount in excess of $500,000 (or the Canadian Dollar Equivalent) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy.  Any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver and manager, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or the equivalent thereof under the laws of Canada, (ii) make a general assignment for the benefit of creditors or the equivalent thereof under the laws of Canada, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect) or the equivalent thereof under the laws of Canada, (iv) be adjudicated a bankrupt or insolvent, or the equivalent thereof under the laws of Canada, (v) file a petition, or the equivalent thereof under the laws of Canada, seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or the equivalent thereof under the laws of Canada, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay.  Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Reserved.

10.10. Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to the terms of the Intercreditor Agreement;

10.11. Reserved.

10.12. Cross Default.  A default of the obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;

10.13. Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement or any provision or term contained therein or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14. Change of Control.  Any Change of Control shall occur;

10.15. Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16. Licenses.  (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower or any Guarantor, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect;

10.17. Seizures.  Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or any Guarantor or the title and rights of any Borrower, any Guarantor or any Person who owns any Equity Interests of any Borrower or Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18. Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan, Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the reasonable good faith opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both), or to a Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan which could reasonably be expected to have a Material Adverse Effect;

10.19. Operations.  The operations of any Borrower’s or any Guarantor’s material manufacturing facilities (as of the Closing Date, it is agreed that the manufacturing facilities located in (a) 635 Hood Road, Markham, Ontario, Canada L3R 4N6, (b) 1965 Concourse Drive, San Jose, California 95131 and (c) Washington #3701 Building 20, Chihuahua, Mexico C.P. 31200 Mexico are material) are interrupted at any time for any period of five (5) consecutive days, unless such Borrower or Guarantor shall (i) maintain a backup plan reasonably acceptable to Agent or present a plan reasonably acceptable to Agent evidencing that such interruption won’t materially affect such Borrower’s or Guarantor’s manufacturing or sales of its products; or (ii) (a) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (b) receive such proceeds in the amount described in clause (ii)(a) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (ii)(a) and (ii)(b) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20. Intercreditor Default. An event of default has occurred under the Intercreditor Agreement due to the violation or breach of the terms of such agreement by the EDC, any Borrower or any Guarantor, or due to an attempt by the EDC, any Borrower or any Guarantor to terminate or challenge the validity of such agreement; or

10.21. EDC Default.  A default or event of default has occurred under the EDC Loan Agreements, or any of them, which default or event of default has not been cured within any applicable grace period.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence and during the continuance of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated (ii) any of the other Events of Default and at any time thereafter during the continuance thereof, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower.  Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents (including the foreign security agreements), under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any right or remedy of the Agent in this Agreement, Agent may seek the appointment of a receiver, receiver-manager or keeper (a “Receiver”) under the laws of Canada or any Province thereof to take possession of all or any portion of the Collateral of Borrowers or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of Borrowers and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Borrowers, to preserve Collateral of the Borrowers or its value, to carry on or concur in carrying on all or any part of the business of the Borrowers and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Borrowers.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Borrowers, enter upon, use and occupy all premises owned or occupied by the Borrowers wherein Collateral of the Borrowers may be situated, maintain Collateral of the Borrowers upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Borrowers directly in carrying on the Borrowers’ business or as security for loans or advances to enable the Receiver to carry on the Borrowers’ business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

11.2. Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender (excluding IRA, Keogh and trust accounts) to reduce the Obligations.

11.4. Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice.  Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM

WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 22, 2014 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) two percent (2%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date and (y) one percent (1%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date.

13.2. Termination.  The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder or under the Other Documents and the financing statements filed hereunder or in connection therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1. Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation.

(a) Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

(b) Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent after receiving consent from Borrowers, which shall not be unreasonably withheld, conditioned or delayed.

(c) Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a

“notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Borrowers’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures; (2) any record-keeping; (3) comparisons with government lists; (4) customer notices; or (5) other procedures required under the CIP Regulations or such other laws.

14.12. Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions; Several Nature of Canadian Borrower.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.  To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

15.3. Limitation on Liability of Canadian Borrowers.  As of the Closing Date and until Agent agrees in writing to the contrary, the Canadian Borrower and the Canadian Guarantor shall guaranty repayment of all Obligations (including the U.S. Obligations) and shall secure such Guaranty with a Lien on all of Canadian Borrower’s or Canadian Guarantor’s assets.

XVI. MISCELLANEOUS.

16.1. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New  York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.7 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction.  Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court.  Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, written or oral, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Loan Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

(v) change the rights and duties of Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(viii) release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers.  In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”) whether with respect to Revolving Advances made to US Borrowers, to Canadian Borrowers or to Borrowers in the aggregate.  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Canadian Inventory,” “Eligible US Inventory,”  “Eligible US Receivables,” or “Eligible Canadian Receivables,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), whether with respect to Revolving Advances made to US Borrowers, to Canadian Borrower or to Borrowers in the aggregate, Agent shall use its efforts to have the applicable Borrowing Group decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to the applicable Borrowing Group pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount with respect to US Borrowers, to Canadian Borrower or to Borrowers in the aggregate.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant” for purposes of this Section 16.3 only).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $2,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment

Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Any and all such sales, assignments and transfers shall be pro rata as to the Commitment Percentages of the transferor Lender in all Advances; in no event shall any Lender hold, sell or acquire differing percentages of Advances or commitments to fund Advances, including without limitation relating to US Obligations versus Canadian Obligations.  Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall, in the absence of manifest error, treat each Person whose name is recorded in the Register as the owner of the Obligations recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Any assignment or sale of all or part of an Obligation may be effected only by registration of such assignment or sale on the Register.  Prior to the registration of assignment or sale of any Obligations, all parties shall treat the Person in whose name such Obligation is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the event that any Lender sells participations in an Obligation, the selling Lender shall maintain a register on which it enters the name of all participations in the Obligations (the “Participation Register”) and the principal amount (and stated interest thereon) of the portion of the Obligations which is the subject of the participation.  An Obligation may be participated in whole or in part only by registration of such participation on the Participant Register.  Any participation of such Obligation may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for review to the extent necessary to establish that any Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.

(g) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower, so long as such Transferee is bound by a confidentiality agreement in form and substance similar to the confidentiality agreement between Borrowers and Agent.

16.4. Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity.  Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of bad faith gross negligence or the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any present or future stamp, court or documentary taxes or other exercise, property, intangible, recording or franchise taxes (excluding taxes described in Sections 3.10 and 3.12 hereof (whether or not the imposition of such taxes may give rise to a Gross-Up Payment)) shall be payable by Agent, Lenders or Borrowers arising from the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6. Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount  due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, the Borrowers will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such Other Document in the Currency Due.  If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Other Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any Other Document or under any judgment or order.

16.7. Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.7 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.7) in accordance with this Section 16.7.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.7 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.7.  Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States or Canadian Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.7; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)           If to Agent or PNC at:

PNC Bank, National Association
1600 Market Street, 31st Floor
Philadelphia, PA 19103
Attention: Thomas J. Bugieda, Vice President
Telephone: (215) 585-5369
Facsimile: (215) 585-4771

with a copy to:

Blank Rome LLP
One Logan Square
130 N. 18th Street
Philadelphia, Pennsylvania  19103
Attention: Lawrence F. Flick II, Esquire
Telephone: 215-569-5556
Facsimile: 215-832-5556

(B)           If to a Lender other than Agent, as specified on the signature pages hereof

(C)           If to Borrowing Agent or any Borrower:

SMTC Corporation
635 Hood Road
Markham, Ontario, L3R 4N6
Attention: Greg Gaba
Telephone: 905-413-1298
Facsimile: 905-479-5326

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn: David A. McKay, Esq.
Telephone: 617-951-7425
Facsimile: 617-235-0074

16.8. Survival.  The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.9. Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.10. Expenses.  All costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) below shall be reasonable) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Intercreditor Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, the Intercreditor Agreement, and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, any Guarantor, or any Person party to the or Intercreditor Agreement or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement, the Intercreditor Agreement and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.11. Injunctive Relief.  Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.12. Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.13. Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.14. Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

16.15. Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.16. Confidentiality; Sharing Information.   Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.16 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.17. Publicity.  Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.18. Certifications From Banks and Participants; USA PATRIOT Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

16.19 Intercreditor Agreement.  The parties hereto acknowledge and agree that the Intercreditor Agreement has been executed by and between Agent and EDC and that all the rights and obligations of the parties hereto are subject to the terms, conditions and limitations set forth in the Intercreditor Agreement to the extent such Intercreditor Agreement is in full force and effect.

Each of the parties has signed this Agreement as of the day and year first above written.

SMTC CORPORATION

By:            /s/ Alex Walker
Name:            Alex Walker
Title:            President

SMTC MANUFACTURING CORPORATION OF CALIFORNIA

By:            /s/ Alex Walker
Name:            Alex Walker
Title:            President

SMTC MANUFACTURING CORPORATION OF CANADA

By:            /s/ Alex Walker
Name:            Alex Walker
Title:            President

SMTC MEX HOLDINGS INC.

By:            /s/ Alex Walker
Name:            Alex Walker
Title:            President

ZF ARRAY TECHNOLOGY, INCORPORATED

By:            /s/ Alex Walker
Name:            Alex Walker
Title:            President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
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PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:            /s/ Diane M. Shaak
Name:            Diane M. Shaak
Title:            Senior Vice President

Commitment Percentage:  100%

PNC BANK CANADA BRANCH

By:            /s/ Mike Danby
Name:            Mike Danby
Title:            Assistant Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

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